Exhibit 99.1

Analyst Contact:
Kurt Abkemeier
investorrelations@inteliquent.com

FOR IMMEDIATE RELEASE

INTELIQUENT REPORTS THIRD QUARTER RESULTS

Record Minutes of Use of 40.2 Billion as Growth Strategy Implemented

Financial and operating highlights include:

•	Company initiated the ramp of traffic related to the new T-Mobile agreement, and currently has over 50% of the traffic transitioned onto the Inteliquent network.
•	Minutes of use of 40.2 billion for the third quarter of 2015, an increase of 15.2% compared to the third quarter of 2014.
•	Net income of $8.3 million for the third quarter of 2015 compared to $9.8 million in the third quarter of 2014.
•	Adjusted EBITDA (a non-GAAP financial measure) of $16.9 million for the third quarter of 2015 compared to $20.0 million in the third quarter of 2014.
•	Revised financial estimates for 2015 of $245 million to $255 million of revenue and $25 million to $27 million of capital expenditures.

CHICAGO, October 29, 2015 – Inteliquent, Inc. (Nasdaq: IQNT), the carrier for communication service providers, today announced its financial results for the third quarter of 2015.

“During the third quarter, we continued to implement Inteliquent’s new growth strategy,” said Matt Carter, Chief Executive Officer of Inteliquent.  “As part of that strategy, we recently announced a breakthrough agreement with T-Mobile.  Primarily due to the ramping of traffic exchanged as a result of that agreement, total traffic across our network grew by more than 15% during the third quarter, and as of the end of the quarter we were carrying about 50% of the total traffic anticipated to be transitioned to us.  I am extremely pleased with our teams’ efforts to successfully ramp such a significant amount of traffic in such a short period of time.”

Mr. Carter continued, “our revised guidance reflects the investment necessary for the increased traffic from T-Mobile.  We are very comfortable with our internal forecast that the overall contract will produce an attractive return on invested capital.”

Third Quarter Results

Inteliquent generated revenue of $63.7 million in the third quarter of 2015, an increase of 18.0%, or $9.7 million, from $54.0 million of revenue in the third quarter of 2014.  The increase was primarily driven by an increase in minutes of use, as well as an increase in the average rate per minute.  Minutes of use increased 15.2% to 40.2 billion minutes in the third quarter of 2015, compared to 34.9 billion minutes in the third quarter of 2014.  The average rate per minute for the third quarter of 2015 was $0.00159, an increase of 2.6%, compared to $0.00155 for the third quarter of 2014.

Network and facilities expense for the third quarter of 2015 was $34.9 million, an increase of 51.7%, or $11.9 million, from $23.0 million for the third quarter of 2014.  The increase in network and facilities expense was primarily due to an increase in traffic, and the costs associated with provisioning transport capacity in anticipation of traffic volume growth in the coming quarters. The cost as a percent of revenue increased during the three months ended September 30, 2015, as a result of an increase in the costs we pay to third parties to terminate certain long distance traffic.

Combined operating expenses consisting of Operations, Sales and Marketing, and General and Administrative expenses were $13.3 million for the third quarter of 2015, an increase of 9.9%, or $1.2 million, from $12.1 million for the third quarter of 2014.  Operating expenses increased primarily due to additional employee related costs as a result of increased headcount along with certain non-recurring costs necessary to provision capacity related to anticipated traffic volume growth.

Depreciation and amortization expense was $2.9 million for the third quarter of 2015, or 4.6% of revenue, compared to $3.0 million for the third quarter of 2014, or 5.6% of revenue.  Despite the recent increase in capital expenditures, which occurred primarily in the later part of the third quarter of 2015, our in-service asset base for the three months ended September 30, 2015 was still smaller than the asset base for the same period last year, thereby resulting in a lower depreciation and amortization expense of $0.1 million.

Income from operations in the third quarter of 2015 was $12.7 million, compared to income from operations of $15.9 million for the third quarter of 2014.

Adjusted EBITDA (a non-GAAP financial measure) from continuing operations in the third quarter of 2015 was $16.9 million, a decrease of 15.5% or $3.1 million, from $20.0 million for the third quarter of 2014.  See “Use of Non-GAAP Financial Measures” below for a discussion of the presentation of Adjusted EBITDA and reconciliation to net income.

Free Cash Flow (a non-GAAP financial measure) in the third quarter of 2015 was $0.9 million, a decrease of 95.3% or $18.1 million, from $19.0 million for the third quarter of 2014.  See “Use of Non-GAAP Financial Measures” below for a discussion of the presentation of Free Cash Flow and a reconciliation to net income. The decrease resulted from a significant increase in our capital expenditures necessary to purchase equipment to carry increased traffic volumes.

2015 Business Outlook

As a result of Inteliquent’s year-to-date results and the updated forecast for the remainder of the year, Inteliquent is increasing certain of its financial estimates for 2015 as follows:

	Current Estimates	Prior Estimates
Revenue	$245 to $255 million	$240 to $250 million
Adjusted EBITDA	$77 to $81 million	$77 to $81 million
Capital Expenditures	$25 to $27 million	$22 to $27 million

Conference Call & Web Cast

The third quarter conference call will be held on Thursday, October 29, 2015 at 10:00 a.m. (ET). A live web cast of the conference call as well as a replay will be available online on the Company's corporate web site at www.inteliquent.com. Participants can also access the call by dialing 1-888-632-3382 (within the United States and Canada), or 1-785-424-1677 (international callers) and entering the conference ID number: 715475. A replay of the call will be available approximately two hours after the call has ended and will be available until 12:00 p.m. (ET) on November 28, 2015. To access the replay, dial 1-888-203-1112 (within the United States and Canada), or 1-719-457-0820 (international callers) and enter the conference ID number: 715475.

Cautionary Statement Regarding Forward-Looking Statements

This press release contains “forward-looking statements” that involve substantial risks and uncertainties. All statements, other than statements of historical fact, included in this press release are forward-looking statements. The words “anticipates,” “believes,” “efforts,” “expects,” “estimates,” “projects,” “proposed,” “plans,” “intends,” “may,” “will,” “would,” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. Actual results or events could differ materially from the plans, intentions and expectations disclosed in the forward-looking statements we make. Factors that might cause such differences include, but are not limited to: the effects of competition, including direct connects, and downward pricing pressure resulting from such competition; our regular review of strategic alternatives; the impact of current and future regulation, including intercarrier compensation reform enacted by the Federal Communications Commission; our ability to perform under the agreement we announced with T-Mobile USA. Inc. on August 17, 2015 (the “PSTN Agreement”), including the risk that the traffic we carry under the PSTN Agreement will not meet our targets for profitability, including EBITDA and Adjusted EBITDA, that we incur damages or similar costs if we fail to meet certain terms in the PSTN Agreement, or that T-Mobile terminates the PSTN Agreement; the risk that our costs to perform under the PSTN Agreement will be higher than we expect; the risks associated with our ability to successfully develop and market new voice services, many of which are beyond our control and all of which could delay or negatively affect our ability to offer or market new voice services; the ability to develop and provide other new services; technological developments; the ability to obtain and protect intellectual property rights; the impact of current or future litigation; the potential impact of any future acquisitions, mergers or divestitures; natural or man-made disasters; the ability to attract, develop and retain executives and other qualified employees; changes in general economic or market conditions; matters arising out of or related to the impairment charge and financial forecasting practices that were the subject of an investigation by the Company’s Audit Committee; and other important factors included in our reports filed with the Securities and Exchange Commission, particularly in the “Risk Factors” section of our Annual Report on Form 10-K for the period ended December 31, 2014 and our Quarterly Report on Form 10-Q for the period ended March 31, 2015, as such Risk Factors may be updated from time to time in subsequent reports. Furthermore, such forward-looking statements speak only as of the date of this press release. We undertake no obligation to update any forward-looking statements to reflect events or circumstances after the date of such statements.

About Inteliquent

Inteliquent is a leading provider of connectivity among communications service providers of all types. Inteliquent is used by nearly all national and regional wireless carriers, cable companies and CLECs in the markets it serves, and its network carries approximately fifteen billion minutes of traffic per month. Please visit Inteliquent's website at www.inteliquent.com and follow us on Twitter @Inteliquent.

The condensed consolidated statements of income, balance sheets and statements of cash flows are unaudited and subject to reclassification.

INTELIQUENT, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
(In thousands, except per share amounts)	2015	2014	2015	2014
Revenue	$63,716	$54,045	$171,656	$165,143
Operating expense:
Network and facilities expense (excluding depreciation and amortization)	34,858	23,016	78,918	71,035
Operations	7,955	7,432	22,966	21,941
Sales and marketing	690	1,048	2,098	2,542
General and administrative	4,648	3,645	14,145	12,699
Depreciation and amortization	2,894	2,985	8,137	9,136
(Gain) loss on sale of property and equipment	(4)	2	(120)	(29)
Loss on sale of Americas data assets	—	—	—	1,081
Total operating expense	51,041	38,128	126,144	118,405
Income from operations	12,675	15,917	45,512	46,738
Other expense (income):
Interest expense	9	18	36	37
Other income	—	—	(1,290)	(2)
Total other expense (income)	9	18	(1,254)	35
Income before provision for income taxes	12,666	15,899	46,766	46,703
Provision for income taxes	4,399	6,123	17,317	18,286
Net income	$8,267	$9,776	$29,449	$28,417
Earnings per share:
Basic	$0.25	$0.30	$0.88	$0.87
Diluted	$0.24	$0.29	$0.86	$0.86
Weighted average number of shares outstanding:
Basic	33,620	33,115	33,562	32,743
Diluted	34,138	33,343	34,057	33,033
Dividends paid per share:	$0.15	$0.15	$0.45	$0.30

INTELIQUENT, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited)

	September 30,	December 31,
(In thousands, except per share amounts)	2015	2014
ASSETS
Current assets:
Cash and cash equivalents	$112,077	$104,737
Receivables — net of allowance of $2,526 and $2,336, respectively	38,763	32,766
Deferred income taxes-current	—	836
Prepaid expenses	5,414	2,198
Other current assets	705	1,320
Total current assets	156,959	141,857
Property and equipment—net	36,097	23,678
Restricted cash	345	345
Deferred income taxes-noncurrent	5,644	3,284
Other assets	1,147	1,007
Total assets	$200,192	$170,171
LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$1,592	$1,607
Accrued liabilities:
Taxes payable	883	1,263
Network and facilities	15,219	7,266
Rent	1,941	2,015
Payroll and related items	5,351	3,079
Other	1,442	897
Deferred income taxes-current	175	—
Total current liabilities	26,603	16,127
Shareholders’ equity:
Preferred stock—par value of $.001; 50,000 authorized shares; no shares issued and outstanding at September 30, 2015 and December 31, 2014	—	—
Common stock—par value of $.001; 150,000 authorized shares; 33,736 shares and 33,458 shares issued and outstanding at September 30, 2015 and December 31, 2014, respectively	34	33
Less treasury stock, at cost; 3,351 shares at September 30, 2015 and December 31, 2014	(51,668)	(51,668)
Additional paid-in capital	222,828	217,628
Retained earnings (Accumulated deficit)	2,395	(11,949)
Total shareholders’ equity	173,589	154,044
Total liabilities and shareholders' equity	$200,192	$170,171

INTELIQUENT, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

	Nine Months Ended
	September 30,
(In thousands)	2015	2014
Operating
Net income	$29,449	$28,417
Adjustments to reconcile net income to net cash flows provided by operating activities:
Depreciation and amortization	8,137	9,136
Deferred income taxes	(1,349)	345
Gain on sale of property and equipment	(120)	(29)
Loss on sale of Americas data assets	—	1,081
Gain on settlement of Tinet escrow	(1,290)	—
Non-cash share-based compensation	4,049	3,268
Provision for uncollectible accounts	211	1,826
Excess tax benefit associated with share-based payments	(1,299)	(896)
Changes in assets and liabilities:
Receivables	(6,203)	(10,926)
Other current assets	(2,619)	(1,340)
Other noncurrent assets	(140)	210
Accounts payable	331	(162)
Accrued liabilities	12,924	(138)
Net cash provided by operating activities	42,081	30,792
Investing
Purchase of property and equipment	(20,943)	(6,279)
Proceeds from sale of property and equipment	173	41
Increase in restricted cash	—	(220)
Net cash used for investing activities	(20,770)	(6,458)
Financing
Proceeds from the exercise of stock options	869	7,728
Restricted shares withheld to cover employee taxes paid	(1,034)	(686)
Dividends paid	(15,105)	(9,900)
Excess tax benefit associated with share-based payments	1,299	896
Net cash used for financing activities	(13,971)	(1,962)
Net increase in cash and cash equivalents	7,340	22,372
Cash and cash equivalents — Beginning	104,737	77,004
Cash and cash equivalents — Ending	$112,077	$99,376
Supplemental disclosure of cash flow information:
Cash paid for taxes	$20,058	$20,053
Cash paid for interest	$—	$—
Supplemental disclosure of noncash flow items:
Investing activity — Accrued purchases of property and equipment	$1,002	$1,410

The following table includes selected financial and operational metrics, sequentially, for the last five quarters.

Selected Financial and Operational Metrics:

	Three Months Ended
(In millions, except per minute amounts)	Sep. 30	Dec. 31	Mar. 31	Jun. 30	Sept. 30
	2014	2014	2015	2015	2015

Total Revenue	$54.0	$55.4	$55.1	$52.9	$63.7
Adjusted EBITDA	$20.0	$20.1	$21.2	$21.0	$16.9
Total Capital Expenditures	$1.0	$3.8	$2.1	$2.8	$16.0
Free Cash Flow	$19.0	$16.3	$19.1	$18.2	$0.9
Average Revenue per Minute*	$0.00155	$0.00157	$0.00157	$0.00153	$0.00159

Minutes of Use (in millions)*:	34,862	35,221	34,983	34,591	40,157

# of Employees	155	160	160	160	171

* Historical Minutes of use and Average Rate per Minute figures have been adjusted to include all minutes that were carried on our network for each respective quarter.

Use of Non-GAAP Financial Measures

In this press release we disclose “Adjusted EBITDA” and “Free Cash Flow,” which are non-GAAP financial measures. For purposes of SEC rules, a non-GAAP financial measure is a numerical measure of a company’s performance, financial position, or cash flows that either excludes or includes amounts that are not normally excluded or included in the most directly comparable measure, calculated and prepared in accordance with generally accepted accounting principles in the United Sates (GAAP).

EBITDA is defined as net income before (a) interest expense, net (b) income tax expense and (c) depreciation and amortization. Adjusted EBITDA is defined as EBITDA as further adjusted to eliminate: non-cash share-based compensation; non-recurring amounts incurred in connection with the discontinuation of our hosted service offering; amounts paid in connection with the resolution of employee related matters; and amounts received by the Company from an escrow fund related to the purchase of Tinet as a result of a settlement with the sellers of Tinet. We believe that the presentation of Adjusted EBITDA included in this press release provides useful information to investors regarding our results of operations because it assists in analyzing and benchmarking the performance and value of our business. We believe that presenting Adjusted EBITDA facilitates company-to-company operating performance comparisons of companies within the same or similar industries by backing out differences caused by variations in capital structure, taxation and depreciation of facilities and equipment (affecting relative depreciation expense), which may vary for different companies for reasons unrelated to operating performance. These measures provide an assessment of controllable operating expenses and afford management the ability to make decisions, which are expected to facilitate meeting current financial goals as well as achieve optimal financial performance. They provide an indicator for management to determine if adjustments to current spending decisions are needed. Furthermore, we believe that the presentation of Adjusted EBITDA has economic substance because it provides important insight into our profitability trends, as a component of net income, and allows management and investors to analyze operating results with and without the impact of depreciation and amortization, interest and income tax expense, non-cash share-based compensation, amounts incurred in connection with the discontinuation of our hosted service offering, amounts paid in connection with the resolution of employee related matters, and amounts received by the Company from an escrow fund related to the purchase of Tinet as a result of a settlement with the sellers of Tinet. Accordingly, these metrics measure our financial performance based on operational factors that management can impact in the short-term, namely the operational cost structure and expenses of our business. In addition, we believe Adjusted EBITDA is used by securities analysts, investors and other interested parties in evaluating companies, many of which present an EBITDA measure when reporting their results. Although we use Adjusted EBITDA as a financial measure to assess the performance of our business, the use of Adjusted EBITDA is limited because it does not include certain material costs, such as depreciation, amortization and interest and taxes, necessary to operate our business. We disclose the reconciliation between EBITDA and Adjusted EBITDA and net income below to compensate for this limitation. While we use net income as a significant measure of profitability, we also believe that Adjusted EBITDA, when presented along with net income, provides balanced disclosure which, for the reasons set forth above, is useful to investors in evaluating our operating performance and profitability. Adjusted EBITDA included in this press release should be considered in addition to, and not as a substitute for, net income as calculated in accordance with generally accepted accounting principles as a measure of performance.

Free Cash Flow is defined as Adjusted EBITDA less capital expenditures as disclosed in the Condensed Consolidated Statements of Cash Flows.  Free Cash Flow represents the cash that a company is able to generate after cash expenses and capital expenditures necessary to maintain or expand its asset base.  Management believes that Free Cash Flow is a relevant metric to provide investors, as it is an indicator of the Company’s ability to generate cash that can potentially be used by the Company for capital investments, acquisitions, payment of dividends or share repurchases.  There are material limitations to using Free Cash Flow to measure the Company’s performance as it excludes certain material items such as cash used to pay income taxes and dividends.  Free Cash Flow should not be used as a substitute for net change in cash and cash equivalents on the Condensed Consolidated Statements of Cash Flows.

The following is a reconciliation of net income to EBITDA, Adjusted EBITDA and Free Cash Flow:

	Three Months Ended
(In thousands)	Sep. 30	Dec. 31	Mar. 31	Jun. 30	Sept. 30
	2014	2014	2015	2015	2015

Net income	$9,776	$10,106	$11,182	$10,000	$8,267
Interest expense	18	14	16	11	9
Provision for income taxes	6,123	6,417	6,887	6,031	4,399
Depreciation and amortization	2,985	2,681	2,643	2,600	2,894
EBITDA	$18,902	$19,218	$20,728	$18,642	$15,569
Non-cash share-based compensation	1,159	1,001	1,778	933	1,338
Hosted services	(28)	(75)	-	-	-
Amounts paid in connection with the resolution of employee related matters	-	-	-	1,440	-
Gain on receipt resulting from Tinet escrow settlement	-	-	(1,290)	-	-
Adjusted EBITDA	$20,033	$20,144	$21,216	$21,015	$16,907

Capital Expenditures	1,012	3,811	2,089	2,841	16,013

Free Cash Flow	$19,021	$16,333	$19,127	$18,174	$894